Exhibit 99.2

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

C O R P O R A T E P A R T I C I P A N T S

Lisa Miles

MAXIMUS - IR

David Walker

MAXIMUS - CFO

Rich Montoni

MAXIMUS - President, CEO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Charles Strauzer

CJS Securities - Analyst

Brian Kinstingler

Sidoti & Company - Analyst

Jason Kupferberg

UBS - Analyst

George Price

Stifel Nicolaus - Analyst

P R E S E N T A T I O N

Operator

Greetings, and welcome to the MAXIMUS Third Quarter Conference Call. (Operator Instructions) It is now my pleasure to introduce your host, Lisa Miles, Vice President, Investor Relations for MAXIMUS. Thank you, Ms. Miles. You may begin.

Lisa Miles - MAXIMUS - IR

Good morning. Thank you for joining us today, on today's conference call. I would like to point out that we've posted a presentation to our website under the Investor Relations page, to assist you in following along with today's call. With me today is Rich Montoni, Chief Executive Officer, and David Walker, Chief Financial Officer. Following Richard's prepared comments, we will open the call up for Q&A. Before we begin, I'd like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions, and actual events or results may differ materially as a result of risks we face, including those discussed in Exhibit 99.1 of our SEC filings.

We encourage you to review the summary of these risks in our most recent 10-K filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances. And with that, I'll turn the call over to Dave.

David Walker - MAXIMUS - CFO

Good morning, and thanks for joining us. This morning, we reported third quarter financial results that were in line with expectations, despite a challenging environment for our clients. We continue to deliver consistent results focusing on the fundamentals, with an emphasis on profitable, sustainable growth.

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

This morning, MAXIMUS reported third quarter revenue totaling $185.2 million, up 1% on a constant currency basis compared to the same period last year. 89% of total company revenue came from the operations segment, providing a recurring stream of predictable revenue.

Third quarter net income from continuing operations totaled $15 million, with diluted earnings per share of $0.84. This included approximately $4.8 million or $0.16 per diluted share in legal expenses, and a large insurance recovery related to the arbitration settlement in December.

Excluding this net benefit, earnings from continuing operations were $0.68 per diluted share and in line with expectations. For the last two years, MAXIMUS has consistently delivered on its goal to achieve a 10% plus operating margin, and this quarter is no exception.

For the third quarter, operating margin totaled 10.7%, driven by a 12.1% margin from the operations segment with consulting approaching break-even for the third quarter. All in all, it was another clean, solid quarter. Let's turn our attention to segment level results.

For our fiscal 2009 third quarter, the operations segment posted revenue of $165.5 million, an 8.3% increase over last year on a constant currency basis, driven by organic growth in the base business. Sequential growth over the second quarter was driven principally by a full quarter's contribution from the recently-launched Pennsylvania Medicaid Managed Services Program, and a healthy stream of revenue from our Australian employment services operations as we completed work under the old contract. The operations segment continues to meet top line and bottom line expectations with third quarter operating income of $20 million and a 12.1% operating margin. This morning, we announced a notification of award on a significant new win in the United Kingdom, to provide employment and job training services under the UK's flexible New Deal Program. We estimate that the five-year program will be worth approximately $200 million in USD.

Revenue recognized under this new UK contract will initially lag behind costs. This means that in Fiscal 2010, we expect to generate approximately $15 million in revenue from this new program, and we anticipate that the program will lose between $0.05 and $0.10 per diluted share in the first half of Fiscal 2010. However, we expect a positive contribution in the second half of Fiscal '10 and anticipate that it will be fully accretive in 2011 with margins well within our targeted range of 10% to 15%. Like other large contracts of this sort, there will also be start-up expenditures for this new UK contract, the majority of which will be in fiscal year '09. But, in the category of good news, our current outlook for start-up expenditures for our expansion in Australia are expected to be sufficiently lower to offset our start-up costs in the UK.

Moving on to the consulting segment, results for the quarter were in line with our expectations. Consulting segment revenue totaled $19.7 million, and the segment is nearing break-even with a nominal loss of $146,000. Revenue is lower compared to last year, largely reflecting the wind-down of the old RevMax business, and timing of several large ERP projects which had strong revenue in the prior fiscal year and as planned are ramping down in the current year.

The modest operating loss reflects aggressive cost cutting initiatives that are offsetting the revenue decline. We continue to focus on bringing the consulting segment to consistent profitability through tightly managed labor utilization, aggressive cost controls, and by bringing the last remaining legacy contracts to successful resolution.

Moving on to balance sheet and cash flow items, MAXIMUS continues to maintain and generate healthy levels of cash with no debt. Our clients value financial stability which has received more focus by our clients as a selection criteria and as part of their competitive procurement process.

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Our strong balance sheet and financial stability differentiates us in the marketplace. For the third quarter, MAXIMUS generated cash from operating activities related to continuing operations of $12.4 million, and free cash flow from continuing operations of $6.3 million, which includes the insurance recovery.

We ended the third quarter with cash totaling $91.7 million at March 31, 2009. In addition, we have $24.7 million available under our line of credit.

We continue to tightly manage cash and receivables. DSOs were 73 days in the quarter. The DSOs are well within guidance, but an anticipated increase of six days in the quarter relates to the timing of certain milestone billings on two large programs where we are in the process of delivering technology refreshes.

The progress on these milestones is tracking nicely and a significant payment on one milestone was received after the quarter closed. We anticipate our DSOs will remain in the low 70s next quarter, as we complete selected planned milestones.

We do not experience any DSO increase due to California budget problems in the quarter, California payments on our significant contracts are current. Overall, DSOs continue to trend within our expectations of 65-80 days, but we always expect to experience some fluctuations quarter to quarter, principally related to timing and milestone billings.

Under the Company's Board-authorized repurchase program, we did not purchase any shares during the quarter. At June 30, 2009, MAXIMUS had $54.1 million available under the program. In the third quarter, we also paid a quarterly cash dividend of $0.12 per share, a cash use of $2.1 million.

Before I turn the call over to Rich, I'll wrap up with Fiscal 2009 guidance. We are reiterating Fiscal 2009 guidance for continuing operations of revenue in the range of $745 million to $755 million. For diluted earnings per share from continuing operations, we continue to expect $2.75 to $2.85 for the year. And I want to emphasize that this excludes the one time $0.16 benefit from the legal and settlement reimbursement. As a reminder, the fourth quarter is fueled by seasonality in the operations segment, the largest driver of which is our tax credit business.

And lastly, cash flow guidance. We continue to expect operating cash flow from continuing operations for the full year to be $35 million to $45 million with free cash flow from continuing operations of $15 million to $25 million. Thank you for your time this morning. Now, I'll turn the call over to Rich.

Rich Montoni - MAXIMUS - President, CEO

Good morning, everyone. Thank you for joining us today. As David noted, we are pleased to deliver another quarter of consistent financial results. We've been very successful in the first nine months of Fiscal 2009, in positioning the Company for sustainable, long term, profitable growth. Despite market challenges, we continue to win new business, renew and expand existing relationships.

In addition, we have aggressively positioned the Company to benefit from emerging opportunities resulting from new legislation and a shift towards public/private partnerships and the administration of government programs. By focusing on our core health and human services markets, we have driven increased client satisfaction, reduced risk and solidified our reputation as the preeminent provider in the market today.

As a result, we have strengthened existing client relationships. This is a priority for us in any market environment, but of particular importance in today's challenging climate.

Let's talk about new business.

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

During the quarter, Texas notified us of a tentative re-bid award that will consolidate work MAXIMUS has performed under two previous contracts. Other significant re-bid awards in 2009 include Georgia Families Medicaid and CHIP, Iowa CHIP, Virginia Medicaid Enrollment Broker Services, the Social Security Administration's Ticket to Work program, and the expansion in Australia for the Job Services Program, where we doubled our annual revenue run rate.

To date, we have won 91% of the total contract value that was up for re-bid in Fiscal 2009. Everything we've done over the last three years to focus on key markets, improve quality and optimize the business, has enhanced our ability to solidify our base for future growth.

In addition to building on existing relationships, our selective approach to new work has resulted in several new key awards.

This would include our Medicaid Managed Care Project in Pennsylvania, and our child support operations contract in Shelby County, Tennessee.

This morning, we also announced a notification of award in the United Kingdom, where we've been selected as the preferred provider by the Department of Work and Pensions for the delivery of employment services in Southeast England. We expect to sign the contract imminently. The $200 million, five-year contract, is another strategic win that allows us to broaden our international footprint with services within our core competency. This work is very similar to our domestic and our Australian work force services operations.

In addition, we are in dialogue with our partners at all levels of government as Federal stimulus money begins to flow. In fact, MAXIMUS won the first stimulus-funded contract to come out of the Centers for Medicare and Medicaid Services, related to the new COBRA provisions. Under this one-year contract, MAXIMUS will assist with expedited reviews in information services regarding COBRA premium assistance benefits. We're also engaged on two other ARRA-related projects and are bidding on other ARRA opportunities.

So, even in today's market environment, we have demonstrated our ability to strengthen existing relationships and win new opportunities. These re-bids, work expansions and new awards are offsetting some limited cutbacks in scope and non-discretionary work that we've experienced on certain domestic projects. As we've said in the past, we expect to see some pluses and minuses, but the net impact will be positive growth and this is how we see it playing out today.

The biggest pullback has been in California, but the situation remains fluid and circumstances continue to evolve. Our work in California is centered around three programs. There is no expected impact to our business for two of the three, but let me walk you through each one.

First, we provide administrative and enrollment services to the Medicaid program. We do not expect any operational or financial impact to the work that we do under this contract. While the Governor made cuts to the program, they were outside of the managed care population which is the group that we serve in California.

Second, we also perform work under CalWORKS. This is the Welfare To Work Employment Program. At this time, we do not anticipate any financial impact in Fiscal 2010 for the work we do under this program. CalWORKS is funded at the county level, so the impact of the budget shortfall varies by contract region. At this time, we expect case loads to decrease in regions where recipients are transitioned out of the CalWORKS program but we anticipate an increase in case loads in other regions. So, a net neutral effect on CalWORKS, but naturally we will continue to monitor this situation closely.

The largest impact will be felt in the CHIP program, where program funding was reduced. On July 17th, the State instituted a cap on new enrollments to the CHIP program. We anticipate that this will have an immaterial impact in the fourth quarter, but for Fiscal 2010, we've reduced our financial expectations for the CHIP program by about $12 million on the top line. We based our preliminary assumptions on what we know today, and it's the balanced, middle of the road view. The program is seeking additional funding to plug the gap through an outside foundation that has provided funding in the past. However, at this time, it's not certain exactly how the potential new funding to the CHIP program would affect MAXIMUS.

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Long term opportunities. I'd like to talk about our outlook and longer term opportunities. During our last call, we provided a preliminary top line growth target for Fiscal 2010, and while we have not completed our annual planning process for the coming fiscal year, we still believe that our preliminary 7% top line growth estimate for Fiscal 2010 remains realistic.

The 7% estimate compares to the mid point of our Fiscal '09 guidance range. This represents our best take on 2010 at this point, and [bakes in] our new UK win, which offsets reductions in our base business principally related to the fiscal environment in California. Of course, we still have other work that remains on the runway where we are awaiting decisions. This could improve our outlook.

However, any offsetting factors, including further reductions in our base business, would also have to be factored in. But based on what we're seeing today, we continue to believe that we will be able to offset any reductions with additional new business awards. And while we're not providing 2010 bottom line guidance today, we continue our disciplined approach to new work with a focus on profitable, long term growth. As we have said many times in the past, we view revenue as a means towards an end, a means towards increased profitability. This is a key philosophy we will carry with us into 2010 and beyond. We will provide formal guidance when we report our fourth quarter results in November.

New legislation. Let's talk about some of the longer term opportunities stemming from recent legislative changes. This includes CHIP, which remains a very promising area for us because of the expanded reauthorization legislation. We've talked a lot about CHIP in recent quarters, and how as an organization we are taking a long term approach to this opportunity. We still believe it's going to take time, but we remain encouraged by recent shifts towards expansion.

Recently, we've seen some movement towards expansion in CHIP programs with 13 states expanding their programs over the last five months. In Iowa, for example, the legislature approved a measure to offer health insurance coverage to all children and the state expanded CHIP funding for families making up to 300% of the Federal poverty level. Other states, like California, continue to be challenged by the lack of necessary state funding needed to receive additional Federal dollars to broaden coverage. It's obviously a very fluid situation that has yet to play out but we recognize the need to be well-prepared to respond to the demand as it materializes.

We are also anticipating new opportunities at the Federal level as health reform remains the dominant domestic policy issue for Congress and the White House. With our focus as the leading [pure play] provider in health and human services, this reform initiative provides a wide range of opportunities for MAXIMUS.

President Obama has taken on health reform as a must-do initiative. Several committees are working on legislation designed to reform our current health system, and we expect legislative language after the August recess. While passage of any of these bills remains to be seen, several common themes exist where MAXIMUS is well positioned to be a partner in providing solutions for health reform. We are identifying areas where we can bring the most value and how we can best capitalize on any opportunities.

Most importantly, the bills include provisions for program management, such as the administration of health exchanges or gateways, to increase enrollments through effective outreach and education. All of this work is the very same work we are currently doing on a state level for Medicaid and CHIP, where we have an established leadership position.

We are the go-to partner for quality and effective administration for CHIP and Medicaid. These bills also include fundamental changes to Medicaid to insure individuals with higher incomes. While the specific eligibility levels have not been determined, this would represent growth in our core Medicaid program administration business.

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Also, included in these bills is language surrounding monitoring the quality of care and providing medical review, appeals, and dispute resolution. MAXIMUS is recognized as the industry leader in government sponsored healthcare appeals work. We complete more than 180,000 appeals annually, providing healthcare appeals work under Medicare directly for CMS, as well as for 30 state regulatory agencies. We see great opportunity to use our best practices to capitalize on these provisions.

We also believe we are uniquely positioned as an independent vendor with no ties to health care providers or insurance companies. This independence will be critical as these opportunities emerge related to health reform initiatives. In fact, we see independence as a cornerstone of healthcare reform. As part of our effort to optimize our positioning ahead of legislation, we've implemented several efforts to promote our brand, secure our seat at the health reform table, and create a path to success.

We launched a comprehensive media campaign to further increase brand in running government-sponsored programs at the state level. The campaign included targeted print, radio and online advertisements, and legislative publications like Roll Call, and Congressional Quarterly. To supplement these advertisements, we've enhanced our online presence with a website dedicated solely to health reform, which is generating strong traffic and growing interest. I suggest you check it out, at www.MAXIMUSforhealth.com.

Despite the variables regarding the outcome of the current legislation, health reform will likely continue to be a focus on the Congress and the current administration over the long run. We believe MAXIMUS will be a key player, contributing in meaningful ways to translate new policies into action. No matter how it shakes out, there will be ample opportunities for MAXIMUS.

Let's turn to new awards and pipeline. At August 4, 2009, we have year to date signed contracts of $877 million and new contracts pending -- this is awarded, but unsigned -- totaling $542 million. Our strong sales numbers is further validation that we can achieve solid, long term profitable growth despite the challenging environment. Our pipeline of new opportunities remains quite healthy at $1.2 billion, and we continue to see emerging opportunities across our core markets, both domestically and internationally.

The decrease in pipeline numbers simply reflects the shift of contract dollars into the awarded categories.

Let's talk about cash. Our cash position increased to $91.7 million at quarter end, on the strength of healthy cash flows. Our strong balance sheet with no debt speaks to the strength of MAXIMUS as a reliable partner for our government clients. We intend to maintain a healthy cash balance for the foreseeable future, but as we've demonstrated through our ongoing dividend and repurchase programs, the Company's Board and management believes that excess capital is best returned to shareholders whenever possible.

We also continue to look at acquisition opportunities with our immediate focus on smaller, tuck-in acquisitions to complement our business portfolio.

So in summary, our results for the 2009 third quarter demonstrate that we continue to perform and deliver despite the choppy waters of the current economic environment. State and local budgets remain under pressure, however, as we are in the business of administering rather than provisioning health and human service programs, demand for our services remains encouraging. Over the next several years, government will continue to face the challenges of budgetary constraints and when they take a look at true cost of delivering services, they may become more inclined to seek out public-private partnerships as a means to effectively and efficiently manage government. This advantage should become increasingly clear as governments and their citizens factor in the true cost of government, meaning that they factor in the cost of pensions and other benefits owed to government employees.

Our recent successes stem largely from our focused operations and market leadership, and our offsetting scope reductions.

While we're not immune to the impact of the current economic climate, and the impact of it on our government clients, through

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

a combination of successful re-bids, contract expansions and new awards, we are guiding MAXIMUS towards a year of top line and bottom line growth in Fiscal 2010.

And before I open it up to questions, I just want to thank our employees, who are simply doing a tremendous job in continuing to provide high quality services and deliver value to our clients in a very challenging client environment. Thanks to them.

Operator?

Lisa Miles - MAXIMUS - IR

Latonya, this is Lisa. I'd like to make one clarifying point before we actually open up to questions.

Operator

You can go ahead.

Lisa Miles - MAXIMUS - IR

I just want to point out to everyone, related to the new contract in the United Kingdom, I would like to correct one prior statement. The project is expected to lose between $0.05 and $0.10 in Fiscal 2010. The loss will be front-end loaded, but we do expect the project to be profitable in the back half of the year. And with that, we're ready for questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions)

Our first question comes from Charles Strauzer with CJS Securities. Please proceed with your question.

Charles Strauzer - CJS Securities - Analyst

Hi, good morning.

Rich Montoni - MAXIMUS - President, CEO

Good morning, Charles.

Charles Strauzer - CJS Securities - Analyst

Rich, I think up on your slide about health care reform, and also talking about kind of the independence that is critical to any kind of package that were to come out, there's been a lot of talk in the media recently about Affiliated Computer Services, your primary competitor in enrollment broker service, losing some contracts after the Federal Government has informed them that their commercial work violates Federal law as conflict of interest. Can you talk a little bit more about that and the central opportunities that may open up in terms of new re-bids, new RFPs that are coming down the pipeline. And when you look at your slide about the proposals pending and RFPs tracking, are any of those potential RFPs in the RFP tracking line?

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Rich Montoni - MAXIMUS - President, CEO

I'd be glad to talk about it, Charles. First off, from a high level perspective, we do believe -- and we've held this belief for quite some time -- and we're pleased to see that in most of the discussions, if not all the discussions that we read about healthcare reform, independence is a cornerstone. And we think that's true when you look at the various components of a healthcare system, and then you focus on what MAXIMUS does, and we do several things where we think independence is very critical to the success of that system. You can look at enrollment broker work, you can look at dispute resolution work, you can look at eligibility work, and you go across the components of the supply chain. I think it's quite obvious that independence is very, very important. It's also very important when you study other industries, so I think there's an opportunity there for not only the leaders to make sure that independence remains at the forefront of any healthcare reform, but there's an opportunity for MAXIMUS to maintain its independence and we've been working very hard not just this month but for several years, to best position MAXIMUS from an independence perspective.

So we're happy with the position, we're delighted that it plays well into this very significant dynamic in healthcare reform, and then I think you get down into specific situations. And we do in fact see it playing out to our advantage. I believe that we were the beneficiary of one recent award because we were independent. We do have one other situation where I think we're advantaged and perhaps one other competitor is precluded, or may be precluded, because of the independence situation. But more importantly, I think it's not a specific opportunity but rather just a global trend that's going to increase the demand for those firms that are independent in nature.

Charles Strauzer - CJS Securities - Analyst

Got it. And could you -- I mean obviously, it talks in one of the articles about Florida being one of the larger contracts that was being managed by ACS, and I think with them potentially being precluded from re-bidding on that contract, have you seen an RFP from the state for that service, given that the contract expires next year?

Rich Montoni - MAXIMUS - President, CEO

I believe there is an RFP that's been received, as it relates to Florida.

Charles Strauzer - CJS Securities - Analyst

And obviously, there's -- there aren't any other very large competitors in the space that could be deemed independent, obviously, when you look at the EDSs of the world, etc. Have you seen any new potential competitors emerge, that could bid on that contract?

Rich Montoni - MAXIMUS - President, CEO

No, we really have not seen new competitors on that contract that we expect. I mean, it's difficult to say for certainty. But more so just in that space, it's very difficult for folks to get into that area, and we haven't seen new entrants into that space.

Charles Strauzer - CJS Securities - Analyst

Thank you Rich, and also if you could talk a little bit more about the CHIP situation? When you have, obviously it's such a high importance placed on CHIP by the Federal government when they re-authorized the bill earlier this year, clearly there was bipartisan support there. Do you think that the Federal government will take some action to help bolster some of these states,

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

that they were trying to increase some of the enrollment rolls for that program now that the states are kind of strapped a little bit for cash here? Do you think they'll kind of step in and help out?

Rich Montoni - MAXIMUS - President, CEO

I think they would like to. I think the CHIP situation, and when we think about the CHIP situation, first off we believe it's long term. The legislation was intended to be, to increase the participants over a five year period, not a one month period. And I do think that there is activity. We know there's 13 states that have taken action to increase, improve their CHIP program, based upon the new authorization. I'd like to think that the Federal government would encourage the states to continue to increase the CHIP beneficiary population.

Whether or not they will actually step up and facilitate it from a financial perspective is a good question. That's difficult to forecast. I'd like to think so but we'll have to see what the Federal government does.

Charles Strauzer - CJS Securities - Analyst

Excellent. Thanks, Rich, for all your color on that, congratulations.

Rich Montoni - MAXIMUS - President, CEO

Thank you.

Operator

Our next question comes from Brian Kinstingler from Sidoti & Company. Please proceed with your question.

Brian Kinstingler - Sidoti & Company - Analyst

Great, good morning, thanks. The first question I had was, last quarter [in your Q] you mentioned the ERP project that had some cost overrun, and wondering if that occurred in the third quarter and then how we should think about that going forward, maybe when it ends, and if we're going to see more loss from that contract that's depressing consulting profitability?

David Walker - MAXIMUS - CFO

Hey Brian, this is Dave Walker, good morning.

Brian Kinstingler - Sidoti & Company - Analyst

Hi.

David Walker - MAXIMUS - CFO

Yes, we saw, we actually took a charge of $1.3 million on that contract and it was really offset by saving. So, it's a contract that's well along the way. I think we've defined what we need to do. I think we're honing in on it. I think it's our last large legacy issue that we're very focused on.

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Brian Kinstingler - Sidoti & Company - Analyst

And does your guidance assume you'll have another type charge for the third quarter, or for the fourth quarter again, and maybe will that continue into next year as well?

David Walker - MAXIMUS - CFO

Well, like any fixed price contract, we monitor closely. But at this point, what we've booked is what we anticipate today we would take as a charge. But there could always be some small charges, but net-net next quarter, we expect consulting to continue to improve, and that's the plan we've been executing on. And frankly, the guidance we gave people is we'd approach break even towards the end of the year and show a small profit by the end of the year, and we're still focused on that plan.

Brian Kinstingler - Sidoti & Company - Analyst

Great, and then David, how much of the ERP revenue is set to fall off in the next six months or so? It sounds like you're going to get three big contracts winding down, is there still a large chunk of that left?

David Walker - MAXIMUS - CFO

We don't give guidance on individual programs. We have some contracts that are maturing, and we have some other new work in the pipeline. So it's still a viable organization. I will say that obviously, we do a lot of bid reviews on those to make sure the risk profile, the new contracts, don't look similar to the legacy contracts. So we're very pleased with that.

Rich Montoni - MAXIMUS - President, CEO

And one thing I'd add, Brian, as it relates to the one legacy contract and the ERP situation, I think if you were to look over the last year we've done a very good job to improve the quality of the portfolio of the work in consulting, such that now with that one remaining legacy contract I think the portfolio is in much, much better shape. I'd actually say good plus shape. And the other thing I'd say about that one contract is the advantage of having worked it quite hard over the last three or four quarters is that we've really gotten good insights into the project, we've accomplished a lot in specifying the scope, nailing the scope, aligning resources to get the job done. So while there's no certainty that we won't have losses on it in the future, I'd like to think that they're going to be not material in nature. So I think it's much different than it was a year ago. Especially from a portfolio perspective.

Brian Kinstingler - Sidoti & Company - Analyst

The last question on that contract, can you tell us when that -- since we don't know which one it is, when that one particularly ends?

David Walker - MAXIMUS - CFO

I think it's got about one year tail to wrap up.

Rich Montoni - MAXIMUS - President, CEO

That's right.

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Brian Kinstingler - Sidoti & Company - Analyst

Great. And on Australia, I'm just curious, you said the dilution wasn't as much as you thought. Can you give us a sense for what those costs were, and then are we still not to expect revenue until maybe the end of the fourth quarter or the beginning of the first quarter?

David Walker - MAXIMUS - CFO

With Australia, we provided expectations that it would be about $0.20 a share in the last half of the year, and we've actually done a little better than that. And the good news is, with the UK win, we have start-up costs and we think we can live within the total guidance that we've already provided. So I would say we are managing right to the numbers and the guidance that we've been providing, and we're reiterating that guidance.

Brian Kinstingler - Sidoti & Company - Analyst

And are you in place in those, at what point, I'm curious, when those new facilities will be operational? I mean obviously, there's a lead time to find work for the citizens, but I'm just curious where that is and when the revenue might start being produced on that contract.

Rich Montoni - MAXIMUS - President, CEO

Australia?

David Walker - MAXIMUS - CFO

July 1 was the start date for Australia, and most of those facilities are up and running. There's some lagging costs that we're continuing to do, some of it's system related, and when you look at the CapEx, that's where a lot of it you'll see, you know. So there's a lot of furniture, fixtures, things like that, but we're up, we're running. We're working.

Rich Montoni - MAXIMUS - President, CEO

I would actually add that I think the Australian team did just an excellent job, damn near flawless, in terms of launching that contract. It really went according to plan and without a hitch, and I think it's a testimony to that team.

David Walker - MAXIMUS - CFO

I do, too.

Brian Kinstingler - Sidoti & Company - Analyst

Okay. And on the Texas contract, I'm not sure since it's preliminary if you had pricing or anything like that, but it -- how is pricing, and the question, because of Texas, maybe because California in the past was running technical refresh, that should be expected early next year for that?

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Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

David Walker - MAXIMUS - CFO

Brian, we don't have a big technical refresh on the Texas contract. We're still in negotiations with the State on the new contract. It's really in normal course, and frankly I think it's the reason the contract hasn't been signed, is I don't think the state in particular thinks there's any urgency and they're focused on some other matters within the state outside of our contract. So, as we move forward, we'll disclose the terms of the contract but we're not anticipating materially different financial results from that contract.

Brian Kinstingler - Sidoti & Company - Analyst

Great. The last question I have is on Cal -- Healthy Families, given you expect a modest reduction in revenue there, what are your plans to -- I mean, how does it impact profitability? Do you need to reduce costs here or re-deploy some of your employees? Give us a sense for that, please?

Rich Montoni - MAXIMUS - President, CEO

Absolutely. The way we manage it, and the good news is, our model has a lot of these costs are variable costs, and we can adjust costs accordingly. So, our mantra in these types of situations is to seek to preserve our margin percentage in these situations, and from a total company perspective obviously any dollar margin loss on that one particular contract we look to offset with new opportunities.

Brian Kinstingler - Sidoti & Company - Analyst

Great, thank you.

Rich Montoni - MAXIMUS - President, CEO

Um-hmm.

Operator

Our next question comes from Jason Kupferberg with UBS. Please proceed with your question.

Jason Kupferberg - UBS - Analyst

Thanks. I just wanted to ask a question regarding next year. If I'm not mistaken, I think last quarter you guys had thought preliminarily that margins should be up year over year in Fiscal '10 without being specific, but directionally that they should be up. You know, now you've got this UK contract coming online which is obviously going to be dilutive. You have the revenue reduction on healthy families which you just touched on. So, is an up margin year still the most likely scenario in your opinion for Fiscal '10?

Rich Montoni - MAXIMUS - President, CEO

I think, first off I think it remains to be seen from our detailed planning, Jason, so this discussion obviously is very preliminary in nature. But I think when you can look at those two situations as situations that need to be offset, I'd like to think from our planning processes and there are still a number of things out there that need to materialize, that I think could very well not only offset, but improve the situation.

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

From a management perspective, and I want to make this perfectly clear, we worked really hard to change the culture here at MAXIMUS. We've talked and shared with you the business review process we go through, including the UK contract went through that process. We are not a company that focuses on revenue for the sake of revenue. We're very bottom line oriented so we will continue to focus on the bottom line and margin next year as we go forward. And there's lots of management actions we can take, such that I'd like to think that we are well positioned to maintain if not improve our margin in Fiscal 2010. From a new business perspective, I think the real wild card is what's going to happen from the stimulus dollars and what's going to happen from healthcare reform. So it's hard to bake that numerically into our expectations today, but they're very, very sizeable and they could very well surprise us even in Fiscal 2010.

Jason Kupferberg - UBS - Analyst

Okay, that's helpful. And a follow-up question, on the UK contract. Can you talk a bit about the pricing model here, I mean, just when people kind of hear costs ahead of revenue up front? Just given past experiences, I understand that this contract seems more consistent with service offerings you've provided to other customers, so it's not like this is uncharted territory for you guys from an implementation and an execution standpoint. But, how would you characterize the overall pricing model and the risk profile here to make folks comfortable that you'll truly achieve your ultimate margin and cash flow targets over the five year life of the contract?

Rich Montoni - MAXIMUS - President, CEO

I think that's a great question, Jason. I do think you're right, that the nature of this contract, while the contract is very large in nature, it's work that's very, very familiar to us. And when you peel back the onion and look at what we're doing here, it's very simple, very basic, there's about a dozen locations that we're responsible for opening, very similar to the 37 new locations in the past quarter we opened in Australia. It's the same management team ultimately. This subsidiary by the way that has this work, is owned by our Australian subsidiary and the management reporting line of the same team in Australia that will be responsible, in fact, developed this business in close consultation with the customer base. So, I am very, very confident in the capabilities of the management team, and I'm very confident this is work that we've done a number of times. It's really, it's just our core area. So unlike some of the other projects we've had in the past that are perhaps more technology in nature, you may recall the Texas challenges and even the British Columbia startup situations, there's a lot more new technology involved there. We just don't have that risk factor here.

The other thing I would say from a pricing perspective, the pricing structure on this, it's a hybrid type of arrangement. One aspect of it is, we do receive an up front fee which is quite substantial. And then, there is another element of the fee which is performance based. The drivers to the performance really are the number of placements and the longevity of those placements. And when we went through our business review situation, we were very insistent upon some base level of cost to mitigate our risk and we feel comfortable with the structure, the right balance of covering our bases, but also motivating us and rewarding us based upon what we deliver. And it's very comparable to the Australia situation.

The fact that we do get cash flow, a significant amount of cash on the front end, means that this project will be cash flow positive from day one. However, as to why it generates GAAP losses, we just have to look to the accountants of the world, and the new accounting rules and regulations, and as you well know sometimes GAAP recognition of revenue doesn't equal cash flows. And that's what we have in this situation.

Jason Kupferberg - UBS - Analyst

Okay, that's helpful. Can you talk a little bit about the competitive process you went through to win the deal, and to what extent you have subcontractors on the contract?

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Rich Montoni - MAXIMUS - President, CEO

I can do that. First off there's one key point here, and this is something that we're seeing I think across the board, and it's something to watch. I do think that these difficult times for governments where they're more strapped for dollars than they historically have been, then the social challenges -- the number of cases, the complexity of cases, are increasing. I think we've really seen that the screw's tightened as it relates to the propensity of governments to consider outsourcing or change the way they do business. And I think that was really a driver in the United Kingdom. I think the leaders of that country took a look at their unemployment situation, the trends, and really decided to re-engineer how they do welfare-to-work across the whole country. We're picking up a piece of this work. There are other companies who are also awardees.

So, this is a subset of a total country re-engineering, and as part of that they've looked to world class companies who do this including MAXIMUS. So, we're one of several. As I've said, there's a dozen locations. We will directly handle half of those locations, and we've got a couple of subcontractors who are very experienced that will take over the other six.

The last point I would make is, this has been in the making for a couple of years. And our small acquisition in the UK, in this geography, about a year ago, was an integral part of this plan so that we do have a company that's been in this market for quite some time experienced with a work force with good management, local management, that's going to be very helpful to the situation.

Jason Kupferberg - UBS - Analyst

Just last question, how come no buybacks in the quarter? Any particular reason?

Rich Montoni - MAXIMUS - President, CEO

That's a good question. You know, we're always opportunistic about it. In this environment, particularly California where it was at that time, we felt it was a good time to have if anything more cash than less cash. It's proved in this market to be really a differentiator. I think it was a key differentiator in one particular award that we have solid financial stability. We do have some M&A opportunities out there, they're more tuck-in in nature. So, when we added all up, it wasn't the right quarter to repurchase shares. It doesn't mean we wouldn't consider it in the future.

Jason Kupferberg - UBS - Analyst

Thank you.

Rich Montoni - MAXIMUS - President, CEO

Thank you.

Operator

(Operator Instructions) Our next question comes from George Price, with Stifel Nicolaus. Please proceed with your question.

George Price - Stifel Nicolaus - Analyst

Hi. Thanks very much, good morning, everyone.

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Rich Montoni - MAXIMUS - President, CEO

Good morning, George.

George Price - Stifel Nicolaus - Analyst

Just wanted to confirm, at least I see it in the slides, but I just wanted to confirm that I understood the clarification there at the end of the call, right. I was distracted for a second. On the UK deal. So, $15 million in revenue in Fiscal '10, the $0.05 to $0.10 loss is for the year, with that impact front-end loaded and you expect positive contribution in the back half of Fiscal '10?

Lisa Miles - MAXIMUS - IR

That's exactly right.

George Price - Stifel Nicolaus - Analyst

Okay. And normal operations range for this kind of deal in Fiscal '11?

Rich Montoni - MAXIMUS - President, CEO

That's right, normal operations Fiscal '11, and this is the type of business where we expect to deliver 10% to 15% operating margin.

David Walker - MAXIMUS - CFO

Exactly right.

George Price - Stifel Nicolaus - Analyst

And can you give us a sense even qualitatively maybe about how the startup and transition costs will split between the first and second quarter of Fiscal '10?

David Walker - MAXIMUS - CFO

Actually, the startup costs will hit largely in Fiscal Year '09, and will live inside the estimate that we gave you for Australia. So, our results in Australia are favorable enough to cover the startup costs in the UK, and substantially most of them will in fact be incurred in '09.

George Price - Stifel Nicolaus - Analyst

Okay. Let me ask you, just the -- I guess the impact in the front end of the year of revenue not tracking with cost, is actually what I meant. I'm sorry.

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

David Walker - MAXIMUS - CFO

Right, okay. So that's more the revenue recognition, yes, what happens -- and again we've talked about the accountants -- if you think about the worst case model, that's the accounting today. So its not necessarily in line with economics or cash flow. That's just where the accounting community is. So, it tends to book any fixed-fee ratably over periods to be determined when you get into the fine print of the contracts, and then there's pieces of the contract very similar to Australia that says when you've employed people for certain periods of time, you get these extra incentive payments. So, that's the nature of the contract. So, it tends to take a while to build up to a normal revenue run rate.

George Price - Stifel Nicolaus - Analyst

Okay. So, I guess in terms of trying to think about it versus the first and second quarter of Fiscal '10, greatest impact in the first quarter relatively evenly split?

Rich Montoni - MAXIMUS - President, CEO

Absolutely.

David Walker - MAXIMUS - CFO

Yes, that's exactly right. It'll --

George Price - Stifel Nicolaus - Analyst

Sorry, which one?

David Walker - MAXIMUS - CFO

First, first half. It'll just -- it'll ramp up over time until it hits a run rate.

Lisa Miles - MAXIMUS - IR

The loss is greater in Q1, because the revenue builds over the first 12 months of the program, George.

George Price - Stifel Nicolaus - Analyst

Thank you, Lisa.

Lisa Miles - MAXIMUS - IR

Yes.

George Price - Stifel Nicolaus - Analyst

Okay. And is -- shifting to kind of bring Australia back in, can you go through to the extent you can, can you go through maybe how you see the expected accretion rate of the Australia contract, maybe offsetting some of that impact in either the first half

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

of the year or just in general for the year. You expected the same thing, right, you can't recognize all the revenue on Australia, but you expected that it would be more accretive in the first half of Fiscal '10? Correct?

David Walker - MAXIMUS - CFO

Yes.

George Price - Stifel Nicolaus - Analyst

And is that, would you expect that to largely offset, entirely offset, what you're going to see in the UK?

Rich Montoni - MAXIMUS - President, CEO

George, I think we don't look at it that way. When we do the detail planning, there'll be, you know, we have hundreds of projects. So, we bottoms-up plan the year. I will say this, from a UK perspective. I think we launched that project on July 1, so by September 30 of this year, it should be pretty much in full mode.

David Walker - MAXIMUS - CFO

Australia.

Rich Montoni - MAXIMUS - President, CEO

I'm sorry, Australia.

David Walker - MAXIMUS - CFO

Yes.

Rich Montoni - MAXIMUS - President, CEO

Australia, it should be pretty much in full mode by September 30. So I think the ramp for Australia will have occurred in the fourth quarter.

George Price - Stifel Nicolaus - Analyst

Okay. In terms of the pricing structure that you mentioned in the last question, of having an up-front fee that's substantial and then ongoing, you have the performance-based fee. So, that's going to be, that's going to be positive for cash flow in Fiscal '10. How should we think about that contract relative to kind of how the business or these deals run overall, in general? How should we think about that contract say in Fiscal '11 from a cash flow basis? I guess are you stealing any cash in Fiscal '10 from Fiscal '11?

Rich Montoni - MAXIMUS - President, CEO

I think that's actually correct, so I think it'll be more break even cash flow in Fiscal 11, maybe a nominal cash flow loss in Fiscal '11. And then in years three, four and five, I think the terms of the contract are such that it should be normal level cash flow.

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

George Price - Stifel Nicolaus - Analyst

So, mechanically, the deferred revenue will go up, right?

David Walker - MAXIMUS - CFO

Yes.

Rich Montoni - MAXIMUS - President, CEO

Okay.

George Price - Stifel Nicolaus - Analyst

Okay. And I guess just assuming that the 7% growth that you've laid out and the anticipated costs in what we've already talked about, is it reasonable to expect -- well actually, I think you've made that comment on margin. You expect margin, I believe, to be probably at least to maintain, right?

Rich Montoni - MAXIMUS - President, CEO

That's our goal, is to maintain and seek to improve margins.

George Price - Stifel Nicolaus - Analyst

Okay. Last question, in terms of the recent re-bids, which is nice to see a high re-bid number. But given the current fiscal environment, are there any pricing reductions that are materially different from what you would normally encounter as a result of those re-bids?

Rich Montoni - MAXIMUS - President, CEO

You know, really nothing in the order of magnitude of the California program, where they're just cutting back on that program. Generally, so we're not seeing significant pressure just on pricing alone. Most of the adjustments come from scope of work adjustments, and on scope of work adjustments we aren't seeing anything order of magnitude like California.

George Price - Stifel Nicolaus - Analyst

Okay, great. Thanks very much.

Operator

There are no further questions in queue at this time. I would like to turn the call back over to management for closing comments.

F I N A L T R A N S C R I P T

Aug. 06. 2009 / 1:00PM, MMS - Q3 2009 MAXIMUS, Inc. Earnings Conference Call

Lisa Miles - MAXIMUS - IR

We just wanted to thank everyone for joining us for the MAXIMUS Third Quarter Conference Call, and with that, today's call is over.

Operator

This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

D I S C L A I M E R

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MAXIMUS
HELPING GOVERNMENT SERVE THE PEOPLE®

August 6, 2009

David N. Walker Chief Financial Officer and Treasurer Third Quarter Fiscal Year 2009

Third Quarter Fiscal 2009 Financial Results Revenue of $185.2 million, up 1% on a constant currency basis compared to same period last yearNet income from continuing operations of $15.0 millionQ3 09 diluted EPS of $0.84 from continuing operationsPro Forma diluted EPS from continuing operations of $0.68, excludes legal and settlement net recovery of $0.16 per diluted shareOperating margin of 10.7%Clean, solid quarter August 2009

Operations Segment Other Placeholder: Revenue increased 8.3% to $165.5 million on a constant currency basisDriven by organic growth in the base businessSequential growth over Q2 driven principally by contribution from the recently launched PA Medicaid managed services program and healthy revenue stream as we complete work under the old contract in AustraliaQ3 operating income of $20 million with a 12.1% operating margin Significant new contract win to provide employment services in the UKFive-year program will be worth approximately $200 million (USD)Revenue will initially lag behind cost, so we expect to generate approximately $15 million in revenue in FY 10 and expect to lose between $0.05 and $0.10 per diluted share in FY 10Expect that the program will be fully accretive by 2011 with margins well within our targeted rangeCurrent outlook for start-up expenditures for our expansion in Australia are expected to be sufficiently lower to offset the start-up costs in the UK August 2009

Consulting Segment Other Placeholder: Revenue totaled $19.7 million in Q3 09Segment is nearing break-even with a nominal loss of $146,000Focus on bringing the Segment to consistent profitability through:Tightly managed labor utilizationAggressive cost controlsBringing the last remaining legacy contracts to successful resolution August 2009

Balance Sheet Other Placeholder:        MAXIMUS maintains strong liquidity and flexibility in this demanding marketIn Q3 09, MAXIMUS generated cash from operating activities related to continuing operations of $12.4 million and free cash flow1 from continuing operations of $6.3 millionIncludes the insurance recoveryCash at March 31, 2009 totaled $91.7 million and a credit line of $24.7 millionDSOs were 73 days, well within guidanceIncluded 6 days related to the timing of certain milestone billings on two large programs where we are delivering technology refreshesCalifornia payments on our significant contracts are current and have not increased DSOsMAXIMUS did not repurchase any shares this quarterAt June 30, $54.1 million was available under the Board-authorized programPaid quarterly cash dividend of $0.12, a cash use of $2.1 million1The Company defines free cash flow as cash from operations less purchased property and equipment and capitalized software costs August 2009

Guidance Other Placeholder: Reiterating fiscal 2009 guidance Revenue to be in the range of $745 million to $755 millionEarnings per share in the range of $2.75 to $2.85, excluding the one-time $0.16 benefit from the legal and settlement reimbursementFourth quarter is driven by seasonality in the Operations SegmentThe largest driver is our tax credit businessReiterating cash flow guidance to be in the range of $35 to $45 million with free cash flow of $15 to $25 August 2009

Richard A. Montoni President and Chief Executive Officer  Third Quarter Fiscal Year 2009 August 6, 2009

MAXIMUS

Strengthening The Base And Adding New Business

- Third quarter results in line with expectations
- Rebids: Strengthening existing client relationships
  - Texas Eligibility Support Services
  - Georgia Families Medicaid & CHIP
  - Iowa CHIP
  - Virginia Medicaid
  - Ticket to Work
  - Australia
  - Fiscal year to date, won 91% of total contract value of rebids that were up for bid
- New business
  - United Kingdom Employment Services: Estimated at $200 million over five years
  - Centers for Medicare & Medicaid (CMS): First ARRA-related contract out of CMS. Project related to expedited reviews and information services for COBRA premium assistance benefits

August 2009 8

Third quarter results in line with expectationsRebids:  Strengthening existing client relationshipsTexas Eligibility Support ServicesGeorgia Families Medicaid & CHIPIowa CHIPVirginia MedicaidTicket to WorkAustraliaFiscal year to date, won 91% of total contract value of rebids that were up for bidNew business United Kingdom Employment Services:  Estimated at $200 million over five yearsCenters for Medicare & Medicaid (CMS): First ARRA-related contract out of CMS.  Project related to expedited reviews and information services for COBRA premium assistance benefits Strengthening The Base And Adding New BusinessAugust 2009 Rebids, scope expansion, new awards are offsetting reductions in limited domestic projects.  Net impact will be positive growth.

MAXIMUS work centered around three main programs Medicaid Program (California Managed Care Health Care Options)Provide administrative and enrollment servicesNo expected impact.  Reductions to this program were outside managed care population which is the group we serveWelfare to Work (CalWORKS)No expected impact.  Funded at county level so impact varies by contract region.  We expect caseloads to decrease in regions where recipients were transitioned out of CalWORKS but expect increase in other regions.   Net neutral event CHIP (California Healthy Families)Reductions may impact MAXIMUS where funding was reduced.  Program cap instituted on July 17th which will have immaterial impact in Q4MAXIMUS reduced its FY 2010 revenue expectations by $12 million for this program Program is seeking additional funding to plug the gap through an outside foundation that has provided funding in the pastAt this time, not certain how potential new funding could affect MAXIMUS California Budgetary Situation August 2009

2010 Preliminary Outlook Fiscal 2010 top-line previewProvided preliminary top-line outlook on Q2 call and still believe that 7% top-line growth estimate remains achievable (MAXIMUS has not completed its annual budget planning process)7% compares to midpoint of fiscal 2009 revenue guidance of $745 million to $755 millionRepresents best take at this timeIncludes new UK win which offsets reductions in base business principally related to state fiscal environment in CaliforniaOther new work opportunities still on the runway, which could improve outlook; offsetting factors or further reductions would also have to be factored inNot providing bottom-line guidance todayContinue disciplined approach to new work with focus on profitable long-term growthWill provide formal guidance when we report Q4 in NovemberOther August 2009

Capitalizing on New Opportunities CHIP Reauthorization & Expanded FundingThirteen states have moved to expand programs including Iowa which has expanded funding to cover families up to 300% of the Federal Poverty Level (FPL)Other states like California remain challenged by lack of necessary state funding needed to receive additional federal funds to broaden coverageMAXIMUS is the leading administrator for CHIP eligibility and enrollment August 2009

Health Care Reform A must-do initiative for President ObamaSeveral bills on the table with common themes where MAXIMUS is well-positioned to be a partner:Administration of health exchanges or gateways, similar to our current Medicaid and CHIP workMonitoring quality of care and providing medical review, appeals, and dispute resolution, an area where MAXIMUS is recognized as the industry leaderWe are uniquely positioned as an independent vendor, with no ties to health care providers or insurance companiesWe launched a comprehensive media campaign to increase awareness of our capabilities on the HillWe’ve enhanced our online presence with a website (www.maximusforhealth.com) dedicated solely to health reform August 2009

MAXIMUS

New Sales Awards and Pipeline

Sales	Q3 2008*	Q3 2009
Signed Contracts	$684M	$877M
Awarded Unsigned Contracts	$265M	$542M
Pipeline		
Proposals Pending	$385M	$228M
Proposals in Preparation	$261M	$87M
RFPs Tracking	$1,010M	$910M
Total Pipeline	**$1,656M**	**$1,225M**

*Restated to reflect divested businesses

August 2009 13

New Sales Awards and Pipeline August 2009 *Restated to reflect divested businesses

MAXIMUS maintains a healthy cash balance, strong balance sheet, and no debt We continue to consider ways to deploy cash in a strategic fashion Stock repurchase and dividend programs Evaluation and pursuit of  tuck-in acquisitions as appropriate Q3 results demonstrate that we continue to perform and deliver, even in the current economic environment, and demand for our services remains strong Our recent successes stem from our focused operations and market leadership and are offsetting scope reductions We are guiding MAXIMUS towards a year of top-line and bottom-line growth in fiscal 2010  Conclusion August 2009